EXHIBIT (a)(1)(iv)

Offer by
Federated Hermes Premier Municipal Income Fund
to Purchase for Cash
Up To 32% of Its Outstanding Common Shares
________________
September 13, 2024
To Our Clients:
Enclosed for your consideration is the Offer to Purchase dated September 13, 2024 in connection with an offer by Federated Hermes Premier Municipal Income Fund (NYSE: FMN), a Delaware statutory trust registered under the Investment Company Act of 1940, as amended, as a diversified, closed-end management investment company (the “Fund”), to purchase for cash up to 32% of its outstanding common shares of beneficial interest, par value $0.01 per share (the “Common Shares”) (the “Offer”), upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal (which together constitute the “Offer Documents”).  The price to be paid for the Common Shares is an amount per share, net to the seller in cash, equal to 99% of the net asset value per share (“NAV”) in U.S. dollars as determined by the Fund, in accordance with its pricing procedures, as of the close of regular trading on the New York Stock Exchange (“NYSE”) on October 11, 2024, or such later date to which the Offer is extended by the Fund in its sole discretion (the “Expiration Date”).
We are the registered holder of record of Common Shares held for your account.  A tender of such Common Shares can be made only by us as the registered holder of record and only pursuant to your instructions.  The Offer to Purchase is being furnished to you for your information only and cannot be used by you to tender Common Shares held by us for your account.
We request instructions as to whether you wish us to tender all or any Common Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.
Your attention is invited to the following:
1.
The price to be paid for the Common Shares is an amount per share, net to the seller in cash, equal to 99% of the NAV in U.S. dollars as determined by the Fund, in accordance with its pricing procedures, as of the close of regular trading on the NYSE on October 11, 2024, or such later date to which the Offer is extended by the Fund in its sole discretion.

2.
The Offer and withdrawal rights expire at 5:00 p.m., New York City time, on the Expiration Date.  The Fund’s NAV is calculated daily and its NAV and market price may be obtained on the Fund’s investment adviser’s website at https://www.federatedhermes.com/us/products/closed-end-funds/premier-municipal-income.do. You may also obtain information about the Offer by contacting Georgeson LLC, the Information Agent for the Offer, at (866) 461-7055 (toll free) Monday - Friday 9:00 a.m. to 11:00 p.m. New York City time, and Saturday 12:00 p.m. to 6:00 p.m., New York City time, prior to 5:00 p.m., New York City time, on the Expiration Date.

3.
The Offer is not conditioned upon the Fund obtaining financing or upon any minimum number of Common Shares being tendered. The Offer is, however, subject to certain other conditions as described in the Offer to Purchase.

4.
Upon the terms and subject to the conditions of the Offer, the Fund will purchase all Common Shares validly tendered (and not withdrawn) on or prior to the Expiration Date (as defined in the Offer to Purchase), provided that the total number of Common Shares tendered does not exceed 32% of the Fund’s outstanding Common Shares.  In the event that more than 32% of the Fund’s outstanding Common Shares are tendered, the Fund will purchase 32% of its outstanding Common Shares on a pro rata basis (with appropriate adjustment to avoid purchase of fractional Common Shares).  Common Shares tendered in the Offer that are not purchased because of proration will be returned at our expense to you or to other persons at your discretion. Common Shareholders should carefully consider the economics involved when tendering Common Shares in the event that more than 32% of the Fund’s outstanding Common Shares are tendered and not withdrawn, and the Fund purchases the tendered Common Shares on a pro rata basis (with appropriate adjustment to avoid purchase of fractional Common Shares).

5.	Any stock transfer taxes applicable to the sale of Common Shares to the Fund pursuant to the Offer will be paid by the Fund, except as otherwise provided in the Offer to Purchase.
6.
If you own Common Shares through a broker, dealer, commercial bank, trust company, or other nominee holder (“Nominee Holder”), and your Nominee Holder tenders your Common Shares on your behalf, your Nominee Holder may charge you a fee for doing so. You should consult your Nominee Holder to determine whether any charges will apply. Any such charges may exceed the transaction costs of selling your Common Shares in the secondary market on the NYSE.  No fees or commissions will be payable to the Fund in connection with the Offer.

7.
Your instructions to us should be forwarded in ample time before the Expiration Date to permit us to submit a tender on your behalf that is received by Computershare Trust Company, N.A. (the “Depositary”) prior to the Expiration Date.

If you wish to have us tender all or any of your Common Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof.  If you authorize the tender of your Common Shares, all such Common Shares will be tendered unless otherwise specified on the detachable part hereof.  Your instructions to us should be forwarded as promptly as possible in order to permit us to submit a tender on your behalf in accordance with the terms and conditions of the Offer.
The Offer is not being made to, nor will tenders be accepted from or on behalf of, Common Shareholders in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

None of the Fund, its Board of Trustees (“Board”), its investment adviser or the information agent, is making any recommendation to any Common Shareholder as to whether to tender or refrain from tendering Common Shares in the Offer and has not authorized any person to make any such recommendation.  Each Common Shareholder is urged to read the Offer Documents carefully in evaluating the Offer, and to consult their own investment and tax advisors and make their own decisions whether to tender any Common Shares and, if so, how many Common Shares to tender.  No person has been authorized to give any information or to make any representations in connection with the Offer other than the materials enclosed herewith and the statements specifically set forth in such materials, and, if given or made, such information or representations may not be relied upon as having been authorized by the Fund or its Board.
Payment for Common Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) timely confirmation of the book-entry transfer of such Common Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 4 of the Offer to Purchase or timely delivery of any original Share Certificates for such Common Shares, (b) an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, or the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, and (c) any other documents required by the Letter of Transmittal.  Accordingly, payment may not be made to all tendering Common Shareholders at the same time depending upon when confirmations of book-entry transfer of such Common Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instructions with Respect to Offer by
Federated Hermes Premier Municipal Income Fund
to Purchase for Cash
Up to 32% of its Outstanding Common Shares
The undersigned acknowledge(s) receipt of the enclosed letter and the Offer to Purchase dated September 13, 2024, in connection with the offer by Federated Hermes Premier Municipal Income Fund, a Delaware statutory trust registered under the Investment Company Act of 1940, as amended, as a diversified, closed-end management investment company (the “Fund”), to purchase for cash up to 32% of its outstanding common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), and the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the “Offer Documents”).
This will instruct you to tender the number of Common Shares as indicated below (or if no number is indicated below, all the Common Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase.
Number of Common Shares to be Tendered: _____________ Common Shares* Dated ________________, 2024
SIGN HERE

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Signature(s)
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Please type or print name(s)
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Please type or print address, including Zip Code
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Area Code and Telephone Number
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Social Security or other Taxpayer Identification Number

PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM
MAINTAINING YOUR ACCOUNT
The method of delivery of this form is at the option and risk of the tendering Common Shareholders.  If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.  In all cases, sufficient time should be allowed to ensure timely delivery.

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*	Unless otherwise indicated, it will be assumed that all Common Shares held by us for your account are to be tendered.